UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )
Filed by the Registrant ☒
Filed by a Party other than the Registrant  ☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §.240.14a-12

FLEXSTEEL INDUSTRIES, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
☐	Fee paid previously with preliminary materials:

FLEXSTEEL INDUSTRIES, INC.
385 Bell St
Dubuque, Iowa 52001-7004
October 23, 2026
Dear Shareholder:
You are cordially invited to attend the annual meeting of shareholders of Flexsteel Industries, Inc. to be held virtually via live webcast on Wednesday, December 9, 2026, at 10:00 a.m. Central Time, at www.virtualshareholdermeeting.com/FLXS2026. This year’s annual meeting will be in a virtual format only. Instructions regarding virtual meeting attendance are set forth in the Notice below.
Shareholders at the close of business on Monday, October 12, 2026, will be able to participate in the virtual meeting online, vote shares electronically, and submit questions in the virtual meeting forum before and during the meeting. Prior to the meeting, you may vote your shares and submit pre-meeting questions online by visiting www.proxyvote.com and following the instructions on your proxy card.
We have elected to take advantage of the “notice and access” rules of the Securities and Exchange Commission to furnish most of our shareholders with proxy materials over the internet. These rules allow us to provide you with the information you need, while reducing printing and delivery costs.
Your vote on the proposals is important. Whether or not you attend the meeting, we encourage you to vote your shares in order to make certain that you are represented at the meeting. You may vote over the internet, as well as by telephone, or if you requested to receive printed proxy materials, by mailing a proxy or voting instruction card.

Sincerely,

Jeanne McGovern Chair of the Board

Record Date:	Monday, October 12, 2026
Date of Meeting:	Wednesday, December 9, 2026
Time:	10:00 a.m. Central Time
Place:	Held virtually online via live webcast at
www.virtualshareholdermeeting.com/FLXS2026

IMPORTANT
Whether you own one share or many, each shareholder is urged to vote by internet or telephone, or if you received paper copies of our proxy materials, you can also mark, date, sign and promptly mail the accompanying proxy card in the enclosed envelope so that your shares will be represented at the meeting.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: In accordance with rules and regulations adopted by the Securities and Exchange Commission, we are furnishing our proxy materials on the Internet. “Proxy materials” means this proxy statement, our 2026 Annual Report and any amendments or updates to these documents. Our proxy materials are available on the Internet to the general public at http://materials.proxyvote.com/FLXS2026.

FLEXSTEEL INDUSTRIES, INC.
385 Bell St
Dubuque, Iowa 52001-7004
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held December 9, 2026
TO THE SHAREHOLDERS:
The annual meeting of shareholders of Flexsteel Industries, Inc. will be held virtually via live webcast on Wednesday, December 9, 2026, at 10:00 a.m. Central Time, or at any adjournment or postponement thereof. You will be able to attend the annual meeting online, listen to the meeting live, submit questions and vote by visiting www.virtualshareholdermeeting.com/FLXS2026 and entering the 16-digit control number included in our Notice Regarding the Availability of Proxy Materials or on your proxy card (if you received a printed copy of the proxy materials).
The meeting will be held for the following purposes:
1.
To elect three Class I Directors to serve until the 2029 annual meeting and until their respective successors have been elected and qualified or until their earlier director class reassignment, resignation, removal, retirement or termination.

2.	To approve, on an advisory basis, the compensation of our named executive officers.
5.	To consider such other business as may properly come before the meeting or any adjournments or postponements thereof.
October 12, 2026, has been fixed as the record date for the determination of common shareholders entitled to notice of, and to vote at, the virtual annual meeting. Only holders of record at the close of business on that date will be entitled to vote at the meeting or any adjournments or postponements of the meeting.
Whether or not you plan to attend the meeting, please vote by internet or telephone, or if you received paper copies of our proxy materials, you can also mark, date, sign and promptly mail the accompanying proxy card in the enclosed envelope so that your shares will be represented at the meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Michael J. Ressler
Secretary

October 23, 2026
IMPORTANT
Please vote by internet or telephone, or if you received paper copies of our proxy materials, you can also mark, date, sign and promptly mail the accompanying proxy card in the enclosed envelope so that your shares will be represented at the meeting.

FLEXSTEEL INDUSTRIES, INC.
385 Bell St
Dubuque, Iowa 52001-7004

PROXY STATEMENT
Annual Meeting of Shareholders to be Held December 9, 2026
GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING
This proxy statement and the proxy are solicited on behalf of the Board of Directors (the “Board”) of Flexsteel Industries, Inc. to be used at the annual meeting of shareholders to be held virtually on Wednesday, December 9, 2026, and any adjournments or postponements thereof, for the purposes set forth in the notice of meeting accompanying this proxy statement. The Company will pay the cost of the solicitation of proxies.
The mailing address of the corporate office and principal executive office of the Company is 385 Bell St, Dubuque, Iowa 52001-7004. The approximate date on which this proxy statement and accompanying proxy card are first available to shareholders is October 23, 2026.
Meeting Purposes
At the meeting, shareholders will elect three Class I Directors, Jeanne McGovern, Terence P. Calloway and Anand S. Kangala for three-year terms expiring at the shareholders’ meeting in 2029. In addition, the Board is asking the shareholders to approve, on an advisory basis, the compensation of our named executive officers. We do not expect that any other business, except for routine or procedural matters, will be brought up at the meeting. If any other business is properly brought up at the meeting, the persons named in the enclosed proxy will have authority to vote on these matters at their discretion.
Proxy Materials Available on Internet
In an effort to reduce the cost of delivering the proxy materials to our shareholders, we are making the materials available to our shareholders on the internet. On or about October 23, 2026, we sent shareholders a one-page “Notice of Internet Availability of Proxy Materials,” which included instructions on how to access our proxy materials on the Internet. The proxy materials, consisting of this proxy statement and our fiscal 2026 annual report to shareholders, are available at www.proxyvote.com. The Notice of Internet Availability of Proxy Materials also provides instructions on how to vote your shares. By making the materials available through the internet, we expect to reduce our costs, conserve natural resources, and expedite the delivery of the proxy materials. However, if you prefer to receive hard copies of the proxy materials, please follow the instructions included on the Notice of Internet Availability of Proxy Materials.
Voting
Only shareholders of record at the close of business on October 12, 2026, the record date, will be eligible to vote. There is only one class of stock entitled to vote at the meeting, our common stock, $1.00 par value, of which there were 4,162,413 shares outstanding on the record date. A quorum, which is a majority of the outstanding shares, is needed to conduct a meeting. Each share is entitled to one vote for each director position; cumulative voting is not available. We encourage you to vote by telephone or on the internet. If your shares are held in your name, you can vote by telephone or on the internet by following the instructions on the proxy card or as explained in the Notice of Internet Availability of Proxy Materials. If you are a beneficial holder with your shares held in the name of your broker, bank, or other financial institution, you will receive telephone or internet voting instructions from the institution. If you received a paper copy of the proxy materials, you may vote your shares by signing and dating each proxy card you received and returning the cards in the enclosed envelope. The proxies will be voted according to your directions on the proxy card. If you return a signed card without specifying your vote, your shares will be voted:
•	FOR the election of Jeanne McGovern, Terence P. Calloway and Anand S. Kangala (Proposal I); and
•	FOR approval, on an advisory basis, of the compensation of our named executive officers (Proposal II);
If you sign and return your proxy card, your shares will be voted on any other business that properly comes before the meeting as determined by the persons named in the proxy. We urge you to sign, date, and return your proxy card promptly, or vote by telephone or on the internet, even if you plan to attend the virtual meeting via live webcast. If you do attend the virtual meeting, you will be able to vote your shares at the meeting even if you previously signed a proxy card or voted by telephone or on the internet. However, if you hold your shares in street name you must request a legal proxy from your broker or nominee to vote in person at the virtual meeting.
Shares Held by Broker
If you hold your shares through a broker, bank, or other financial institution, you will receive your proxy materials and voting instructions from the institution. Your broker, bank, or financial institution will not vote your shares for any of the proposals without your specific instructions. To ensure your vote is counted, you must provide directions to your broker, bank, or financial institution by following its instructions.
Changing Your Vote or Revoking Your Proxy
If you are a shareholder of record, you may change your vote or revoke your proxy at any time prior to the final vote at the meeting by:
•	granting a new proxy bearing a later date (which automatically revokes the earlier proxy) using any of the methods described above (and until the applicable deadline for each method);
•	providing written notice of revocation to our Secretary at Flexsteel Industries, Inc., 385 Bell St, Dubuque, Iowa 52001-7004 prior to or at the meeting; or
•	attending the meeting and voting virtually.
Your most recent proxy submitted by proxy card or internet is the one that is counted. Your attendance at the meeting by itself will not automatically revoke your proxy.
For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your bank, broker or other nominee following the instructions they provided, or, if you have obtained a legal proxy from your bank, broker or other nominee giving you the right to vote your shares, by attending the meeting and voting virtually.
Vote Required
Votes cast by proxy or in person will be counted by the inspector of election appointed for the meeting, who will be present at the meeting. With respect to Proposal I, the affirmative vote of a plurality of the shares of common stock present in person or represented by proxy at the meeting and entitled to vote is required for the election of the director nominees named in this proxy statement. In determining a quorum, a “WITHHELD” vote will be counted, but will not be voted in favor of the nominee with respect to whom authority has been withheld. The three nominees that receive the highest number of “FOR” votes will be elected.
With respect to Proposal II, the affirmative vote of a majority of shares present in person or represented by proxy at the annual meeting and entitled to vote on the matter is required. Accordingly, an abstention on Proposal II will have the same effect as voting “against” the matter. While the Board knows of no other matter to be presented at the meeting or any adjournment or postponement of the meeting, all proxies returned to the Company will be voted on any such matter in accordance with the judgment of the proxies.
Number of Copies Sent to Household
For two or more shareholders sharing the same address that do not participate in the electronic delivery of proxy materials, we only send your household a single copy of our annual report and proxy statement unless you previously withheld your consent to “householding” or instruct us otherwise. Householding saves us the expense of mailing duplicate documents to your home and conserves our natural resources, and we hope that receiving one copy rather than multiple copies is more convenient for you. However, we will promptly provide additional copies of our fiscal 2026 annual report or this proxy statement to the other shareholders in your household if you send a written request to: Secretary, Flexsteel Industries, Inc., 385 Bell St, Dubuque, Iowa 52001-7004, or you may call us at 563-556-7730 to request additional copies. Copies of the annual report, proxy statement, and other reports we file with the SEC are also available on our website at https://ir.flexsteel.com/financial-information/sec-filings or through the SEC’s website at www.sec.gov.
You may revoke your consent to householding at any time by contacting Broadridge Financial Solutions, Inc., either by calling toll-free 866-540-7095, or by writing to Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

PROPOSAL I
ELECTION OF DIRECTORS
Our Amended and Restated Articles of Incorporation permit the election of 13 directors. The Board currently consists of seven persons divided into three classes. At each annual meeting, the terms of one class of directors expire and persons are elected to that class for terms of three years and until their respective successors are duly qualified and elected or until their earlier director class reassignment, resignation, removal, retirement or termination. The Nominating and Governance Committee believes that as a group, the nominees below bring a diverse range of backgrounds, experiences and perspectives to the Board’s deliberations.
Set forth below is information with respect to all Board members, including the nominees, their recent employment or principal occupation, a summary of their specific experience, qualifications, attributes or skills that led to the conclusion that they are qualified to serve as a director, the names of other public companies for which they currently serve as a director or have served as a director within the past five years, their period of service as a Flexsteel director and their age as of October 23, 2026.
The Board believes that the directors listed below come from a wide variety of business backgrounds, possess highly ethical standards, uncompromising integrity, operate in the best interest of the shareholders, and the majority are independent as defined by the Nasdaq Stock Market listing standards.
On April 28, 2026 F. Brooks Bertch resigned from the Board pursuant to terms of the Stock Repurchase Agreement. Mr. Bertsch’s resignation was not the result of any disagreement with the Company regarding its operations, policies or practices. Mr. Bertsch is not standing for election at the Annual Meeting and is not currently serving as a member of the board. Effective September 11, 2026, the Board appointed Anand S. Kangala to the Board to serve as a Class I director. The Board has nominated, based on the recommendation of the Nominating and Governance Committee, Jeanne McGovern, Terence P. Calloway and Anand S. Kangala, for election as Class I Directors of the Company at the 2026 annual meeting.
The Class I Directors’ next term expires at the 2029 annual meeting and upon their respective successors being elected and qualified or until their earlier director class reassignment, resignation, removal, retirement or termination. It is the intention of the proxies named herein to vote FOR these nominees unless otherwise directed in the proxy.
DIRECTORS NOMINATED FOR ELECTION, CLASS I

Jeanne McGovern Age 67 Director since 2022
Ms. McGovern is a retired partner of Deloitte & Touche LLP, an international firm that provides audit, consulting, financial advisory, risk management, and tax services. During her tenure from 1980 to 2020, she had leadership responsibilities over audits of global companies in a wide range of industries and demonstrated expertise in financial reporting and internal controls. She also has significant experience with strategic acquisitions and divestitures, initial public offerings, and debt financing and refinancing transactions. Ms. McGovern is a director and chair of the audit committee and member of the nominating and corporate governance committee of Huntsman Corporation, a differentiated chemical manufacturer headquartered in Houston, Texas. Ms. McGovern has also served on several not-for-profit boards. She is a member of the American Institute of Certified Public Accountants and the Washington Society of Certified Public Accountants and is a Certified Public Accountant in Massachusetts and Washington. Ms. McGovern has a Bachelor of Arts degree in Accounting from Syracuse University.

Ms. McGovern brings 40 years of audit and advisory experience to the board, as well as corporate governance experience through her work with corporate boards, including audit committees.

Terence P. Calloway Age 62 Director since 2025
Mr. Calloway served as Executive Vice President, Global Product Supply for Energizer Holdings, Inc., one of the largest manufacturers of batteries, auto care, and lighting products in the marketplace from 2020 until his retirement in 2025. From 2015 to 2020, he served Energizer as Vice President, Global Research and Development. Prior to Energizer, Mr. Calloway served as Director, Global Design and Package Development for Colgate-Palmolive Company from 2014 to 2015. Prior to Colgate-Palmolive, Mr. Calloway served as Research and Development Director for The Procter & Gamble Company, a manufacturer and marketer of consumer packaged goods for the home and personal care markets from 1987 to 2013.

Mr. Calloway has a Bachelor of Science degree in Chemical Engineering from the University of Alabama.

Mr. Calloway brings expertise in product innovation, supply chain, organizational leadership, and strategic planning.

Anand S. Kangala Age 54 Director since 2026
Dr. Kangala has been a director since 2026. Dr. Kangala has served as Chief Digital & Technology Officer of Trex Company, Inc., the world’s largest manufacturer of high-performance, eco-friendly wood-alternative decking and railing products, since 2024. From 2018 to 2024, Dr. Kangala served as The Home Depot’s Senior Director, Digital Transformation. Prior to The Home Depot, Dr. Kangala served as Director, Head of Business Solutions, for Edward Jones from 2016 to 2018, and held various technology-related roles at Cato Corporation and Lowe’s Companies from 1999 to 2016. Dr. Kangala holds a Doctor of Business Administration in Strategic Management from the University of North Carolina in Charlotte, a Master of Business Administration from East Carolina University in Greenville, NC, and a Master of Commerce, Accounting & Finance from University of Madras in Chennai, India.

Dr. Kangala brings extensive experience leading enterprise transformation at the intersection of business strategy, operations, and technology to the board. He brings a systems perspective to applying digital, data, AI, cybersecurity, and emerging technologies to build differentiated capabilities, strengthen performance and resilience, and create long-term value.

All nominees named above have consented to serve as directors if elected. In the event any of the nominees should fail to stand for election, the persons named as nominees in the enclosed form of proxy intend to vote for substitute nominees as may be selected by the Board. The proxies cannot be voted for a greater number of persons than the number of nominees named in this proxy statement.
The Board recommends a vote FOR its director nominees named in this Proxy Statement.
DIRECTORS CONTINUING TO SERVE WHOSE TERMS EXPIRE AT THE
2027 ANNUAL MEETING, CLASS II

Kathryn P. Dickson Age 61 Director since 2021
Ms. Dickson served as President of Manitoba Harvest, a global company that manufactures and markets plant-based-protein foods and beverages, from 2019 to 2020. Prior to Manitoba Harvest, Ms. Dickson served as Senior Vice President for Mattel, Inc., a global learning, development, and play company, and President of its American Girl subsidiary from 2016 through 2018. Prior to Mattel, Ms. Dickson served as Chief Marketing Officer for News America Marketing, a consumer-focused marketing business, from 2015 to 2016. Prior to News America Marketing, Ms. Dickson served in increasingly responsible roles over more than 23 years at General Mills, Inc., a global manufacturer and marketer of branded consumer foods. Her leadership there included Vice President, Marketing Excellence, and Vice President, Business Unit Director for global brands including Betty Crocker, Pillsbury, and Old El Paso. Ms. Dickson is currently a member of the Board of Directors of Black Rifle Coffee Company, where she serves as a member of the Compensation and Nominating & Governance Committees. She was a member of the Cooper Tire & Rubber Board of Directors from 2018 to 2021. Ms. Dickson has a Bachelor of Science degree from the United States Air Force Academy, and a Master of Business Administration from UCLA. She served as an officer in the U.S. Air Force, where she achieved the rank of Captain.

Ms. Dickson brings expertise in driving growth through omnichannel and digital strategies, global expansion, brand revitalization, and innovation to the Board.

Derek P. Schmidt Age 53 Director since 2024
Mr. Schmidt was appointed President effective January 2024 and Chief Executive Officer effective July 2024. Mr. Schmidt joined the Company as Chief Financial Officer and Chief Operating Officer in April 2020. In June 2022, Mr. Schmidt relinquished the role of Chief Financial Officer as his role of Chief Operating Officer expanded to take on additional responsibilities and strategic ownership of the operations and product groups, including manufacturing, sourcing and procurement, logistics and distribution, product design, and engineering. In May 2023, Mr. Schmidt was appointed as Chief Financial Officer on an interim basis, in addition to his responsibilities as Chief Operating Officer. He relinquished the Chief Financial Officer position in January 2024 and the Chief Operating Officer position in June 2024. Mr. Schmidt has almost 30 years of broad financial leadership and general management experience driving profitable growth across multiple industries, including over 12 years in the furniture industry.

Prior to Flexsteel, Mr. Schmidt was the Chief Financial Officer of Crescent Electric Supply Co., one of the nation’s largest electrical distributors from 2018 to 2020. From 2011 to 2018, Mr. Schmidt held multiple executive positions with HNI Corporation, a leading global office furniture manufacturer. Prior to joining HNI, Mr. Schmidt held financial leadership positions with companies such as Silgan Plastics Corporation, MasterBrand Cabinets, Inc., and General Mills Inc.

Mr. Schmidt is a graduate of the University of Wisconsin with a Bachelor of Business Administration degree in Accounting and Finance. He also earned a Master of Business Administration with an emphasis in finance and strategic management from the University of Minnesota Carlson School of Management.

DIRECTORS CONTINUING TO SERVE WHOSE TERMS EXPIRE AT THE
2028 ANNUAL MEETING, CLASS III

William S. Creekmuir Age 71 Director since 2019
Mr. Creekmuir has been a director since 2019. Mr. Creekmuir is the principal owner and President of Pinnacle Search Partners, LLC, a global executive search firm, and has served in that capacity since December 2015. Mr. Creekmuir served as Executive Vice President and Chief Financial Officer of private equity-owned Simmons Bedding Company from 2000 to 2011, and publicly traded LADD Furniture, Inc., a furniture manufacturer, from 1992 to 2000. His earlier years were spent with KPMG LLP, where he was a Partner and held responsibilities in both the United States and Ireland. From 2016 to 2023, he served as a director of Party City Holdco Inc., a global leader in the celebrations industry and the largest retailer of party goods in North America; he was also Chair of its Audit Committee and a member of its Restructuring Committee. Mr. Creekmuir has a Bachelor of Science degree in Business Administration from The University of North Carolina at Chapel Hill.

Mr. Creekmuir brings experience in corporate finance, accounting, talent management, and the home furnishings industry to the Board.

M. Scott Culbreth Age 56 Director since 2021
Mr. Culbreth has been a director since 2021. Mr. Culbreth previously served as the President and Chief Executive Officer and director of American Woodmark Corporation, a publicly held cabinet manufacturer, from 2020 to 2026. From 2014 to 2020, he served as American Woodmark’s Senior Vice President and Chief Financial Officer. Prior to American Woodmark, Mr. Culbreth served as the Chief Financial Officer at Piedmont Hardware Brands, a provider of home improvement and hardware products, from 2013 to 2014, and held various finance-related roles at Newell Brands, Inc., a global consumer goods company, from 2007-2013. Mr. Culbreth holds a Bachelor of Science degree in Finance from Virginia Tech, and a Master of Business Administration from Washington University in St. Louis.

Mr. Culbreth brings experience in corporate finance, accounting, and public company executive leadership to the Board.

PROPOSAL II

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
Section 14A of the Securities Exchange Act requires public companies to conduct a separate shareholder advisory vote on executive compensation. While this advisory vote, commonly referred to as a “say-on-pay” vote, is non-binding, the Board and the Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation programs. At the 2025 shareholders’ meeting, a plurality of our shareholders voted to perform a say-on-pay vote every year. After consideration of the voting results, the Board determined that the Company will conduct future shareholder advisory votes regarding compensation awarded to its named executive officers on an annual basis until the next advisory shareholder vote on the frequency of these advisory votes is held, which is currently required to be held at least once every six years.
In accordance with Section 14A of the Securities Exchange Act, we are asking shareholders to approve the following advisory resolution at the 2026 annual meeting:
RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the Executive Compensation section, including the summary compensation table and related narrative disclosure in the Proxy Statement for the Company’s 2026 annual meeting.
The Board of Directors recommends that you vote FOR adoption of the resolution approving the compensation of our named executive officers.

DIRECTOR COMPENSATION
Our non-executive directors received annual compensation as shown in the table below. There are no additional meeting fees. The Chair of the Board and members of our committees receive additional compensation due to the workload and broad responsibilities of these positions. All compensation is paid quarterly.
The following table sets forth the cash and non-cash compensation for fiscal 2026 awarded to or earned by each of our directors who is not also a named executive officer.

Name	Fees earned or paid in cash ($)(1)	Stock awards ($)(2)	Total ($)
Jeanne McGovern – Chair of the Board	131,250	99,946	231,196
William S. Creekmuir	88,750	99,946	188,696
M. Scott Culbreth	90,000	99,946	189,946
Kathryn P. Dickson	90,000	99,946	189,946
F. Brooks Bertsch(3)	59,375	74,978	134,353
Terence P. Calloway	59,375	99,946	159,321
Thomas M. Levine(4)	80,000	49,965	129,965

(1)
Each non-executive director is paid a retainer at the rate of $70,000 per year. In addition, the Chair of the Board is paid an additional retainer of $90,000 per year. The Audit and Ethics Committee Chair is paid a retainer of $20,000 per year. The Compensation Committee Chair is paid a retainer of $15,000 per year. The Nominating and Governance Committee Chair is paid a retainer of $15,000 per year. Audit and Ethics Committee members receive an additional retainer of $7,500 per year. Compensation Committee members receive an additional retainer of $5,000 per year. Nominating and Governance Committee members receive an additional retainer of $5,000 per year.

(2)
Each director receives an annual stock grant with a value of $100,000 delivered in quarterly installments and rounded to the nearest share, with no additional vesting requirements. This amount increased to $105,000 beginning with fiscal year 2027. Directors are expected to accumulate Flexsteel shares of common stock valued at five times the annual Director cash compensation.

(3)	Mr. Bertsch resigned from the Board on April 28, 2026.
(4)	Mr. Levine resigned from the Board on December 10, 2025.

CORPORATE GOVERNANCE
Director Independence
Our Board of Directors is currently comprised of six independent directors and one executive director. The Board has determined that the following current directors are independent as defined by The Nasdaq Stock Market listing standards: Terence P. Calloway, William S. Creekmuir, M. Scott Culbreth, Kathryn P. Dickson, Anand S. Kangala, and Jeanne McGovern. A majority of the current Board members are independent. The independent directors meet periodically in executive sessions as part of a Board meeting.
Board Meeting Attendance
During the fiscal year ended June 30, 2026, eleven meetings of the Board were held. All of the directors of the Company attended 100% of the meetings of the Board and 100% of the committee meetings on which they served. The Company does not have a formal policy regarding attendance by Board members at the Company’s annual meeting, but the Board encourages all its members to attend the annual meeting of shareholders. All the serving members of the Board of Directors attended the prior year’s annual meeting.
Committees of the Board
Subject to our Bylaws, applicable law and regulatory requirements, the Board may establish additional or different committees from time to time. Our Board has established three standing committees: Audit and Ethics Committee, Compensation Committee, and Nominating and Governance Committee. The charters of all three committees are available at https://ir.flexsteel.com/corporate-governance/governance-overview. The principal duties of the three committees are set forth below.
Audit and Ethics Committee – Appoints and confers with the independent registered public accounting firm on various matters, including the scope and results of the audit; authorizes special reviews or audits; reviews and approves quarterly and annual SEC filings; reviews internal auditing procedures and the adequacy of internal controls; and reviews policies and practices relating to compliance with laws, conflicts of interest and ethical standards of the Company. The committee held five meetings during the fiscal year ended June 30, 2026. The committee members are William S. Creekmuir - Chair, Terence P. Calloway, Anand S. Kangala and Jeanne McGovern. The Board has determined that William S. Creekmuir and Jeanne McGovern qualify as “audit committee financial experts” within the meaning of the Securities Exchange Act of 1934, as amended, referred to as the “1934 Act.”
Compensation Committee – Reviews performance, compensation and benefits of all executive officers; approves all equity compensation; develops and maintains succession planning for executive officers; and makes recommendations regarding Board compensation. The committee, from time-to-time, delegates authority to the chief executive officer to grant a limited number of awards, under the 2022 Equity Incentive Plan, to persons that are not executive officers. During the 2026 calendar year, the committee obtained advice from the independent consulting firm Meridian Compensation Partners, LLC, referred to as “Meridian” which was hired by the committee. The committee sought Meridian’s advice on industry and peer group incentive compensation practices. The committee held eight meetings during the fiscal year ended June 30, 2026. The committee members are M. Scott Culbreth – Chair, William S. Creekmuir and Kathryn P. Dickson.
Nominating and Governance Committee – Identifies and reviews qualifications of new director candidates; recommends new directors and conducts new Board orientation; evaluates Board and individual director performance; develops and recommends a succession plan for the Board; recommends composition of all committees; reviews and recommends all Governance practices, policies and procedures of the Board, including environmental, social and governance (ESG); conducts ongoing education for Board members; reviews all shareholder proposals and recommends responses. The committee held six meetings during the fiscal year ended June 30, 2026. The committee members are Kathryn P. Dickson – Chair, M. Scott Culbreth and Terence P. Calloway.
Board Leadership Structure
The Board elected an independent director, Ms. McGovern as Chair of the Board.
Our Bylaws provide that the Chair of the Board may be an independent director or the Chief Executive Officer of the Company. In making leadership determinations, the Board considers many factors including the specific needs of the business and what is in the best interest of our shareholders. The Board believes that presently it is in the best interest of the Company that the positions of Chair of the Board and Chief Executive Officer are separate. The Board believes that this separation is presently appropriate as it allows the Chief Executive Officer to focus primarily on strategy, leadership and execution of operations, while the Chair of the Board can focus on leading the Board.
Ability of Shareholders to Communicate with the Board of Directors
The Board has provided the means by which shareholders may send communications to the Board or to individual members of the Board. Such communications, whether by letter, email or telephone, should be directed to the Secretary of the Company at 385 Bell St, Dubuque, Iowa 52001-7004, or telephone number of (563) 556-7730 or email investors@flexsteel.com. Unsolicited advertisements or invitations to conferences or promotional material, at the discretion of the Secretary, may not be forwarded to the directors.
Risk Oversight
The Board of Directors is responsible for consideration and oversight of enterprise risks facing Flexsteel. Together with the Board’s standing committees, the Board is responsible for ensuring that material risks are identified and managed appropriately. The Board and its committees review strategic, operational, financial, compensation, cybersecurity/data privacy and compliance risks with senior management each quarter. Additionally, the Company’s Chief Information Officer regularly updates the Board and its committees on specific cybersecurity/data privacy initiatives. The Audit and Ethics Committee establishes, reviews and periodically updates the Guidelines for Business Conduct to ensure compliance with all applicable rules and regulations, and that management has established a system of enforcement. The Audit and Ethics Committee regularly evaluates financial and accounting risk exposures, the controls management has implemented and reviews our insurance programs. The Compensation Committee considers risks in the design of compensation programs for our executive officers.
Code of Ethics
The Company has a written code of ethics titled Guidelines for Business Conduct which has been approved by the Board of Directors. The code of ethics applies to the Company’s directors and employees, all of whom are required annually to review the code of ethics and validate their compliance. The code of ethics includes guidelines relating to the ethical handling of actual or potential conflicts of interest, compliance with laws, accurate financial reporting, and procedures for promoting compliance with, and reporting violations of, the code of ethics. The Guidelines for Business Conduct is available on the Company’s website at https://ir.flexsteel.com/corporate-governance/governance-overview. The Company intends to post any amendments to its code of ethics at this location on its website.
Related Party Transaction Policy
The Audit and Ethics Committee of the Board of Directors has adopted a written policy regarding transactions with related parties. In accordance with the policy, the Audit and Ethics Committee is responsible for the review and approval of all transactions with related persons that are required to be disclosed under the rules of the Securities and Exchange Commission. Under the policy, a “related person” includes any of the Flexsteel directors or executive officers, certain shareholders and any of their respective immediate family members. The policy applies to transactions in which Flexsteel is a participant, the amount involved exceeds $120,000 and a related person has a direct or indirect material interest. Under the policy, all material information related to any covered transaction is to be disclosed to the Audit and Ethics Committee. The Audit and Ethics Committee may use any process and review any information that it determines is reasonable under the circumstances in order to determine whether the covered transaction is fair and reasonable, on terms no less favorable to Flexsteel than could be obtained in a comparable arms-length transaction with an unrelated third party and in the best interests of Flexsteel.
On April 26, 2026, the Company entered into a privately negotiated transaction to repurchase shares of its common stock from F. Brooks Bertsch, a member of the Company’s Board of Directors at the time of the transaction, and certain members of Mr. Bertsch’s immediate family. The aggregate purchase price was $60.2 million for 1,279,870 shares. The Board established a special committee consisting solely of independent and disinterested members of the Board of Directors to evaluate the proposed transaction. The special committee engaged an independent financial advisor to assist in its evaluation of the transaction, including conducting a market analysis of the proposed repurchase price and providing a fairness opinion. Following its review, the special committee recommended the transaction to the Board of Directors, and the transaction was approved by the disinterested members of the Board of Directors in accordance with the Company’s related party transaction policy. No amounts remained outstanding in connection with the transaction as of June 30, 2026.

In connection with the transaction and pursuant to the Stock Purchase Agreement, Mr. Bertsch resigned from the Board effective April 28, 2026. Mr. Bertsch confirmed to the Company’s Board that his resignation was not the result of any disagreement with the Company regarding its operations, policies or practices.
Environmental, Social and Governance (“ESG”) Practices
As a leading furniture manufacturer and importer in the U.S., the Company is committed to conducting business in a manner that incorporates effective environmental, social, and governance (ESG) practices to improve our long-term sustainability and results.
The Nominating and Governance Committee of the Board of Directors is responsible for oversight of ESG matters. Our ESG efforts are described in detail on the Company’s website at https://www.flexsteel.com/pages/corporate-responsibility.
Stock Option, Restricted Stock Unit, and Restricted Share Granting Policy
The Compensation Committee has formalized its stock option, unit and share granting practices by adopting a policy for the grant of stock options, restricted units and restricted shares. The policy reflects the Compensation Committee’s long-standing approach to grants described in the Executive Compensation section under the 2022 Equity Incentive Plan. In addition, the policy provides, among other things, that all grants must be approved by the Compensation Committee or its designee; and the exercise price for any stock options granted will be equal to the last sale price per share of our common stock as reported on The Nasdaq Stock Market on the grant date. The policy also specifies procedures for granting stock options, restricted units or restricted shares to newly hired executive officers; and that any program, plan or practice to time or to select the grant dates of stock options, restricted units or restricted shares in coordination with the release by us of material non-public information is prohibited.
Incentive Compensation Clawback Policy
The Board has adopted an Incentive Compensation Clawback Policy with respect to incentive-based compensation. The policy provides that in the event of a restatement of the Company’s financial results due to the Company’s noncompliance with any financial reporting requirement under the securities laws, the Board is entitled to recover from current and former executive officers any cash or equity incentive-based compensation that would not otherwise have been awarded to such persons under the as-restated financial statements during the three completed fiscal years preceding the date of the restatement. Additionally, the Board may seek the reimbursement or forfeiture of excess compensation received by an executive during any prior period if the Board determines that the material noncompliance resulting in the restatement was due to the fraud or intentional misconduct of such executive.
Stock Ownership Guidelines
The Board adopted Stock Ownership Guidelines for its Section 16 executive officers, nonemployee directors of the Board, officers of the Company, and all other employees that receive stock-based compensation. These individuals are expected to accumulate Flexsteel shares of common stock valued in the following amounts:

•	Directors:	Five times annual director cash compensation
•	Chief Executive Officer:	Four times base salary
•	Executive Officers:	Two times base salary
•	Officers:	Base salary

Ownership includes direct ownership, joint ownership by participant or their spouse, and indirect ownership through a trust, partnership, limited liability company or other entity for the benefit of the participant or spouse. In addition, ownership includes only time-based restricted stock unit awards (vested and unvested) issued under Flexsteel’s equity plans.
Hedging, Pledging and Insider Trading Policies
We have adopted an insider trading policy designed to promote compliance with applicable laws, rules and regulations and applicable listing standards. Our insider trading policy applies to all Company employees (including executive officers) and our directors. Our insider trading policy prohibits directors, officers and employees from trading in our stock while aware of material non-public information about us. The policy specifically prohibits hedging and monetization transactions (such as prepaid variable forward contracts, equity swaps, collars, and exchange funds) by directors, officers and employees. The policy also prohibits short selling our stock, requires any stock purchased in the open market to be held for a minimum of six months, prohibits margin and pledging transactions and transactions in put options, call options or other derivative securities. In addition, the Company’s insider trading policy provides guidelines with respect to transactions in which the Company is a participant. A copy of our Insider Trading Policy is filed as Exhibit 19.1 to our Annual Report on Form 10-K for the year ended June 30, 2026.
Nominating Matters
The Nominating and Governance Committee of the Board of Directors is responsible for making recommendations to the Board concerning nominees for election as directors and nominees for Board vacancies. When assessing a director candidate’s qualifications, the Nominating and Governance Committee considers current and future strategic needs of the Company and the candidate’s expertise in finance, general management, human resources, legal, traditional and digital marketing, information technology, risk management, e-commerce, sales, operations, manufacturing, supply-chain, company culture, and their independence, high ethical standards, and uncompromising integrity. In addition, the Nominating and Governance Committee looks at the overall composition of the Board and how a candidate would contribute to the overall synergy and collaborative process of the Board. The Nominating and Governance Committee often engages a third-party search firm to assist in identifying and evaluating potential nominees. The Nominating and Governance Committee has established specific minimum eligibility requirements for candidates which consist of high ethical standards, uncompromising integrity, commitment to act in the best interests of the shareholders, requirements relating to age, and ensuring that a majority of the Board remains independent.
In addition to the considerations described above, our Nominating and Governance Committee considers diversity in its evaluation of candidates for Board membership. Although the Company has no formal diversity policy, the Board believes that diversity with respect to factors such as background, experience, skills, race, gender and national origin is an important consideration in Board composition. The Nominating and Governance Committee discusses diversity considerations in connection with each candidate as well as on a periodic basis in connection with the composition of the Board as a whole.
If the Nominating and Governance Committee approves a candidate for further review following an initial screening, the Nominating and Governance Committee will establish an interview process for the candidate. Generally, the candidate will meet with the members of the Nominating and Governance Committee, all the other members of the Board, the Chief Executive Officer, the Chief Financial Officer, and the Vice President of Human Resources. Contemporaneously with the interview process, the Nominating and Governance Committee will conduct a comprehensive conflicts-of-interest assessment of the candidate. The Nominating and Governance Committee will also take into consideration the candidate’s personal attributes, including integrity, loyalty to and concern for the success and welfare of the Company and its shareholders, willingness to apply sound and independent business judgment, awareness of a director’s role in good corporate citizenship and image, time available for meetings and Company matters, and willingness to assume fiduciary responsibilities. The Nominating and Governance Committee will conduct background checks and reference checks and consider all available information in determining whether to recommend the candidate to the full Board.
Recommendations for candidates to be considered for election to the Board at our annual shareholder meetings may be submitted to the Nominating and Governance Committee by our shareholders. Candidates recommended by our shareholders will be considered under the same standards as candidates that are identified by the Nominating and Governance Committee. Any nominations for director to be made at an annual meeting of shareholders must be made in accordance with the requirements described in the section of this Proxy Statement entitled “Proposals by Shareholders.” To enable the committee to evaluate the candidate’s qualifications, shareholder recommendations must include the following information:
•	The name, age, business address and, if known, residence address of each nominee proposed in such notice;
•	The principal occupation or employment of each such nominee; and
•	The number of shares of stock of the Company which are beneficially owned by each such nominee.
Delinquent Section 16(a) Reports
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and certain officers and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. Based on its review of the copies of such reports filed with the SEC, the Company believes that, during fiscal year 2026 and up to the filing date of this Proxy Statement, all filing requirements applicable to our directors, certain officers, and owners of more than 10% of the Company’s common stock have been met other than one late Form 4 for each of David Crimmins, Michael McClaflin, Mike Ressler, Stacy Kammes and Derek Schmidt due to an administrative delay and one late Form 4 for William Creekmuir due to an administrative error.
Audit and Ethics Committee Report
The Audit and Ethics Committee has reviewed and discussed the audited financial statements with management. The Audit and Ethics Committee has discussed with Deloitte & Touche LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board. The Audit and Ethics Committee has received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP’s communications with the Audit and Ethics Committee concerning independence and has discussed with Deloitte & Touche LLP the firm’s independence. Based on the review and discussions referred to above in this report, the Audit and Ethics Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the last fiscal year for filing with the SEC.
This report has been prepared by members of the Audit and Ethics Committee, as in effect on August 19, 2026, the date the Company filed its Annual Report on Form 10-K. Members of this Committee at that time were:

William S. Creekmuir, Chair	Jeanne McGovern	Terence P. Calloway

EXECUTIVE OFFICERS
The following individuals are executive officers of the Company:

Derek P. Schmidt Age 53 President and Chief Executive Officer	See biographical information set forth under Proposal I, Election of Directors

Michael J. Ressler Age 43 Chief Financial Officer, Treasurer and Secretary
Mike Ressler joined the Company in April 2006 as Corporate Accountant and has held a number of impactful roles with increasing levels of responsibility over the past 20 years. In January 2024, he was named Chief Financial Officer, Treasurer & Secretary. He retained his leadership responsibilities for manufacturing and expanded his scope to include executive responsibility for finance, accounting, and risk management. In November 2022, he was named Vice President of Manufacturing, where he was responsible for manufacturing, sales, inventory and operations planning (SIOP), and procurement.

Prior to his current position, he was Senior Director of Finance-Supply Chain, and was responsible for overall FP&A, including direct support for manufacturing, SIOP, and procurement. He has worked intimately with manufacturing and has participated at a hands-on level with process development, footprint development and implementation, operational efficiency improvements, labor planning, capital planning, and facility management. He has identified gaps and implemented sustainable processes to increase visibility and reduce risk to the organization.

Mr. Ressler is a graduate of Loras College in Dubuque, Iowa, with a Bachelor of Business Administration degree in Accounting.

Michael J. McClaflin Age 63 Chief Information and Technology Officer
Mike McClaflin joined the Company in March 2019 as Chief Information & Technology Officer. Mr. McClaflin is responsible for empowering business performance across Flexsteel’s enterprise through strategic technology and information management investments for both internal systems and external go-to-market capabilities. In addition to over 25 years of experience in ERP systems, eBusiness, business intelligence and IT operations, Mr. McClaflin is a versatile executive leader with significant cross-functional expertise in process and performance improvements.

Prior to Flexsteel, Mr. McClaflin was the Director of Acquisition Strategy and Integration for the Birmingham-based Industrial Parts division of Genuine Parts Corporation. Prior to that, Mr. McClaflin spent 12 years in the furniture industry where he held various technology leadership positions, including serving as Vice President of eBusiness and IT, for The HON Company.

Mr. McClaflin is a graduate of Upper Iowa University with a Bachelor of Arts degree in Accounting and General Management. He also earned a Master of Business Administration with an emphasis in marketing from the University of Iowa Henry B. Tippie College of Business.

David E. Crimmins Age 45 Chief Growth Officer
Dave Crimmins joined the Company in September 2019 as Vice President, Sales. In January 2023, Mr. Crimmins was named Vice President, Sales and Product Management as his role expanded to take on additional responsibilities surrounding the product portfolio, including design, engineering, and development of product; and for the product merchandising and messaging supporting all sales channels. In January 2026, Mr. Crimmins was named Chief Growth Officer as his role expanded to include responsibility for driving sustainable revenue and market expansion by aligning strategy, marketing, sales, product, and customer experience. He has more than 19 years of experience in the furniture industry, including sales and marketing leadership positions across multiple brands and market segments.

Prior to Flexsteel, Mr. Crimmins was the Vice President of Sales and Marketing for the UK-based North American division of The Senator Group, representing both the Allermuir and Senator brands. His responsibilities included building sales and marketing capabilities, developing and executing go-to-market strategies, and driving improved financial performance across operations in North America. Mr. Crimmins also held multiple sales and general management related roles of increasing responsibility within HNI Corporation across multiple operating companies.

Mr. Crimmins is a graduate of The University of Northern Iowa with a Bachelor of Arts degree in Marketing. He also earned a Master of Business Administration from the University of Baltimore.

Stacy M. Kammes Age 46 Vice President, Talent & Customer Experience
Stacy Kammes joined the Company in 2014 as Director, Human Resources and was named Vice President, Human Resources in 2017. Ms. Kammes was appointed Assistant Secretary in May 2020. In November 2025, Ms. Kammes was named Vice President, Talent & Customer Experience, expanding her cross-functional responsibilities to oversee strategies that elevate both the employee and customer experience—building the connection between our people, our culture, and the customers we serve. With over 20 years of HR experience, she is responsible for leading the Human Resources function and providing expertise on organizational development, talent acquisition and development, compensation, benefits, and labor relations.

Prior to Flexsteel, Ms. Kammes served as an HR Leader-Organizational Effectiveness Talent, Global Supply Chain and OnHighway Business for Cummins Emission Solutions, a global leader in designing, manufacturing and integrating exhaust aftertreatment solutions. In these roles, she drove talent acquisition, performance management, training and development, succession planning, and labor relations across multiple global manufacturing, distribution and corporate locations. Earlier in her career, Ms. Kammes held several plant HR positions within Cummins Emission Solutions and Federal Mogul.

Ms. Kammes is a graduate of the University of Wisconsin-Platteville with a Bachelor of Business Administration degree in General Management and Human Resource Management. She also earned a Master of Business Administration from Upper Iowa University.

EXECUTIVE COMPENSATION
Summary Compensation Table
During fiscal year 2026, the Company had three named executive officers. The following table sets forth the cash and non-cash compensation, for the fiscal years so indicated awarded to or earned by: (i) the individual serving as the Company’s principal executive officer (“PEO”); and (ii) the Company’s two most highly compensated executive officers other than the PEO who were serving as executive officers at the end of the last completed fiscal year.

Name and Principal Position	Year	Salary $	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Comp ($)(3)	All Other Comp ($)(4)	Total ($)
Derek P. Schmidt President and Chief Executive Officer	2026	600,000	—	839,918	—	972,000	57,494	2,469,412
	2025	570,000	—	902,990	—	908,010	78,195	2,459,195
David E. Crimmins Chief Growth Officer	2026	385,000	—	295,966	—	415,800	77,698	1,174,463
	2025	352,000	—	246,378	—	373,824	54,137	1,026,339
Michael J. Ressler Chief Financial Officer	2026	340,000	—	254,922	—	306,000	23,506	924,428
	2025	325,000	—	252,461	—	287,625	25,275	890,661

(1)
The amounts shown for fiscal year 2026 include the grant date fair value of three-year performance share awards at target and restricted stock units under the Company’s long-term incentive program. No performance shares will be issued unless the minimum specific performance goals set by the Compensation Committee are met. The 2026 three-year performance period is July 1, 2025 – June 30, 2028. The 2025 three-year performance period is July 1, 2024 – June 30, 2027. Shares earned, if any, will be issued following each respective three-year performance period. The amounts include the grant date fair value of the performance share awards assuming achievement of the target performance goals. The grant date fair value is determined by taking total units granted for the performance period at target multiplied by the closing market price on date of grant. The maximum share award value that could be issued for fiscal 2026 for Mr. Schmidt is $1,007,901, for Mr. Crimmins is $355,159, and for Mr. Ressler is $305,921. The amounts shown in the table for fiscal 2026 include the grant date fair value of restricted stock units for Mr. Schmidt – $335,967; for Mr. Crimmins – $118,386; and for Mr. Ressler – $101,962. The grant date fair value of restricted stock units is determined by taking total restricted stock units granted multiplied by the closing market price on date of grant.

(2)	No option awards were granted in fiscal years 2026 and 2025.
(3)	The amounts shown represent the cash earned under the Company’s Cash Incentive compensation plan for the fiscal year.
(4)	The table below presents an itemized account of “All Other Compensation” provided in fiscal 2026 to the named executive officers:

Name	Year	Tax Preparation $	Supplemental Medical ($)	Furniture Program ($)	401K Match ($)	Total All Other Comp ($)
D. P. Schmidt	2026	—	25,149	14,095	18,250	57,494
	2025	—	25,499	32,946	19,750	78,195
D. E. Crimmins	2026	—	52,056	6,941	18,700	77,698
	2025	—	24,881	11,581	17,675	54,137
M. J. Ressler	2026	1,050	2,520	2,060	17,875	23,506
	2025	1,807	1,762	3,802	18,204	25,575

Derek P. Schmidt Employment Agreement
In connection with Mr. Schmidt’s appointment to the position of Chief Executive Officer and continuing to serve as President, the Company entered into an employment agreement with Mr. Schmidt dated April 25, 2024 to be effective July 1, 2024. Pursuant to his employment agreement, Mr. Schmidt (i) receives an annual base salary of $570,000, (ii) received a signing bonus in the form of restricted stock units with a value of $105,000, (iii) is eligible to participate in the Company’s Cash Incentive Plan with his initial participation set at 90% of his base salary at target performance level with a maximum award of 200% of the target, and (iv) is eligible to participate in the Company’s long-term incentive program under the 2022 Equity Incentive Plan with his participation set at 140% of his base salary at the target award level with the maximum award of 200% of the target with any award paid in shares. Mr. Schmidt’s salary was increased to $665,000 and his participation in the Company’s Cash Incentive Plan increased to 100% effective July 1, 2026.
Mr. Schmidt participates in the Company’s Severance Plan for Management Employees which provides for the post-termination benefits described under “Executive Compensation: Termination or Change-In-Control” below. In addition, Mr. Schmidt has entered into a Confidentiality and Non-Competition Agreement whereby he agrees not to compete with the Company during employment and for 12 months after termination.

David E. Crimmins
The Company has not entered into an employment agreement or letter agreement with Mr. Crimmins. His annual base salary was increased to $420,000 effective July 1, 2026.
Mr. Crimmins is eligible to participate in the Company’s Cash Incentive Plan with his participation set at 60% of his base salary at target award level with a maximum funding of 200% of target.
Mr. Crimmins participates in the Company’s Long-Term Incentive Plan, with his participation set at 80% of his base salary at the target award level and a maximum award of 200% of target. Any award earned is paid in shares.
Mr. Crimmins participates in the Company’s Severance Plan for Management Employees which provides for the post-termination benefits described under “Executive Compensation: Termination or Change-In-Control” below. In addition, Mr. Crimmins entered into a Confidentiality and Non-Competition Agreement whereby he agreed not to compete with the Company during employment and for 12 months after termination.
Michael J. Ressler
The Company has not entered into an employment agreement or letter agreement with Mr. Ressler. His annual base salary was increased to $380,000 effective July 1, 2026.
Mr. Ressler is eligible to participate in the Company’s Cash Incentive Plan with his participation set at 60% of his base salary at target award level with maximum funding of 200% of target.
Mr. Ressler participates in the Company’s Long-Term Incentive Plan, with his participation set at 75% of his base salary at the target award level and a maximum award of 200% of target. Any award earned is paid in shares.
Mr. Ressler participates in the Company’s Severance Plan for Management Employees which provides for the post-termination benefits described under “Executive Compensation: Termination or Change-In-Control” below. In addition, Mr. Ressler entered into a Confidentiality and Non-Competition Agreement whereby he agreed not to compete with the Company during employment and for 12 months after termination.
Components of Executive Compensation
The principal components of our executive officer compensation program include base salary, annual cash incentive compensation and long-term incentives using our common stock and benefit programs.
Base Salary. An individual executive officer’s base salary is based upon the executive officer’s level of responsibility, cumulative knowledge and experience, past individual performance, contributions to past corporate performance, and competitive rates of pay. The Compensation Committee reviews each executive officer’s salary annually and makes adjustments, as appropriate, based on the Chief Executive Officer’s recommendation, including any change in the executive officer’s responsibilities, the executive officer’s past performance and changes in competitive salary levels provided by the compensation consultants retained by the Compensation Committee.
Cash Incentive Compensation. The purpose of our Cash Incentive Compensation Plan (the “CIP”) is to align incentive compensation with performance measures that drive the Company’s market value. The CIP is also designed to promote the accomplishment of corporate objectives as reflected in the Company’s operating plan and objectives established by management, and to recognize achievement through the payment of incentive compensation. For fiscal 2026, the awards were based on a one-year performance period. After the completion of the performance period, the Compensation Committee ratifies cash incentives based principally on the extent to which objectives have been achieved. If threshold performance levels are not met, no award is made. The incentive award level for the one-year performance period is expressed as a percentage of the executive officer’s annual base salary ranging from 50% to 90% based on the individual’s responsibility level and total compensation. The payouts of the individual objectives of the CIP range from threshold of 40% to a maximum of 200% of the target award. When the threshold performance is achieved, the payout percentage increases proportionately to the improvement in performance as measured against the objective. The weighting of the objectives for fiscal year 2026 for all the named executive officers was: 70% for adjusted operating income, and 30% for net sales. The amount of the awards received by the named executive officers for achieving the performance objectives for fiscal 2026 is set forth in the Non-Equity Incentive Compensation column of the Summary Compensation Table.

The indicated performance objectives under the cash incentive compensation plan for fiscal 2026 were as follows:
•	Target: adjusted operating income: $27.8 million, net sales: $431.0 million.
•	Threshold: adjusted operating income: $19.4 million, net sales: $366.4 million.
•	Maximum: adjusted operating income: $34.8 million, net sales: $495.7 million.
For fiscal year 2026, the Company achieved the adjusted operating income objective at 195% of target and achieved the net sales objective at 144% of target for a weighted average total of 180%.
Long-Term Incentives. The purpose of the Company’s long-term incentive compensation program is to promote the interests of the Company and its shareholders by providing key personnel of the Company with an opportunity to acquire a proprietary interest in the Company and reward them for achieving a high level of corporate performance and thereby develop a stronger incentive to put forth maximum effort for the continued success and growth of the Company. In addition, the opportunity to acquire a proprietary interest in the Company will aid in attracting and retaining key personnel of outstanding ability. The level of award opportunities, as combined under the equity plans described below, are intended to be consistent with comparable companies and reflect an individual’s level of responsibility and performance. Prior to December 14, 2022, performance-based awards were granted under the Long-Term Incentive Compensation Plan (“LTIP”) while restricted stock units were issued under the Omnibus Plan. Subsequent to the approval by shareholders of the 2022 Equity Incentive Plan on December 14, 2022, all performance based and other awards are issued from the 2022 Equity Incentive Plan.
Performance Based Awards. Under the LTIP and the 2022 Equity Incentive Plan, it is generally intended that the established performance objectives of awards will be measured over a three-year period. The Compensation Committee will also establish the weighting of each corporate performance objective for purposes of the performance calculations in advance of each performance period. For performance share awards for the three-year periods ending June 30, 2026, June 30, 2027, and June 30, 2028, respectively, specific performance objectives are established for each fiscal year within the three-year period. The overall payout is based on the average of each year’s achievement across all three years and is made after the end of the third year. The overall payout of the awards can range from a threshold of 40% to a maximum of 200%, applied against the performance objectives established at the target award level. When the threshold performance is achieved, the payout percentage increases proportionately to the improvement in performance as measured against the objective. The performance objectives for each of the three years is established prior to granting the award.
The Compensation Committee selected adjusted operating income as the performance objective for each fiscal year within the performance period beginning on July 1, 2023, and ending on June 30, 2026. The performance objective was selected and applied, at that time, as the best measurement of the Company’s and the individual’s long-term performance. The Compensation Committee endeavors to set the targets at levels that challenge our executive officers to improve operating results and enhance shareholder value without incentivizing decisions that may create undue long-term risk for the Company.
At the start of each three-year performance period, the Compensation Committee establishes a target number of shares of our common stock that each executive officer can earn subject to our achievement over the three-year performance period of threshold, target, outstanding and maximum levels of each corporate performance objective. Threshold and maximum levels will be expressed as a multiple of the target level. For the performance period that began July 1, 2023, and ended on June 30, 2026, the target number of shares for which each executive officer is eligible is based on a percentage of the executive officer’s base salary at the beginning of the performance period and was 95% for Mr. Schmidt, 70% for Mr. Crimmins and 30% for Mr. Ressler. When the threshold level is achieved, the payout percentage increases proportionally to the improvement in performance as measured against the objective. Performance share awards granted at the beginning of each fiscal year trigger the start of another three-year performance period. This plan structure results in three active performance periods being in place at any given time. The weighting of the performance objective for the three-year performance period ended on June 30, 2026, for Messrs. Schmidt, Crimmins and Ressler was 100% for adjusted operating income.

For each of the individual fiscal years within the three-year performance period ended June 30, 2026, the performance goals under the LTIP for adjusted operating income were as follows (in millions):

	Fiscal 2024	Fiscal 2025	Fiscal 2026
• Target	$12.2	$15.9	$19.1
• Threshold	$7.7	$11.4	$14.6
• Outstanding	$16.7	$20.4	$23.6
• Maximum	$19.0	$22.7	$25.9

The Company achieved the adjusted operating income performance goal at 194% for the three-year performance period ended June 30, 2026.
For the three-year performance periods beginning on and after July 1, 2023, the grants have been made under the 2022 Equity Incentive Plan and after the end of the three-year performance period ended June 30, 2025, no further share issuances will be made under the LTIP.
Restricted Stock Units and Stock Options. During fiscal 2026, the Company granted restricted stock units to executive officers under the 2022 Equity Incentive Plan. The 2022 Equity Incentive Plan was adopted at the December 14, 2022 Shareholders Meeting. No awards under the Omnibus Plan can be granted after that date. In response to industry practices and competitive forces, the Compensation Committee has determined to emphasize stock awards over options awards. The Compensation Committee also believes that stock awards are a more effective way to provide named executive officers with a proprietary interest in the Company and assist the named executive officers to meet the stock ownership guidelines established by the Board. See “Corporate Governance – Stock Ownership Guidelines.” The restricted stock units granted to executive officers in fiscal 2026 will vest in three equal annual installments on the first, second and third anniversaries of the vesting commencement date.
Stock options awarded under the shareholder approved plans give executive officers the opportunity to purchase our common stock for a term not to exceed 10 years and at a price of no less than the closing sale price of our common stock on the date of grant. Executive officers benefit from stock options only to the extent stock price appreciates after the grant of the option. The Compensation Committee recognizes that each executive officer, rather than the Compensation Committee, decides whether to exercise an option at any given time. For this reason, the Compensation Committee’s decision to grant a stock option to an executive officer does not take into account any gains realized by the executive officer due to a decision to exercise a pre-existing option in any given year. The Compensation Committee has not repriced stock options or replaced stock options that are underwater in the past and does not intend to engage in either practice in the future.
Stock options, restricted stock units and restricted stock are granted at the Compensation Committee’s regularly scheduled meetings, based on recommendations from the Chief Executive Officer, the participant’s level of responsibility and total compensation. Most Compensation Committee meetings are scheduled a year in advance. Scheduling decisions for Compensation Committee meetings are made without regard to anticipated earnings or other major announcements by us. The Compensation Committee will consider granting various types of equity to newly hired executive officers on a case-by-case basis.
Other Compensation and Benefits. We may provide the following perquisites to our executive officers:
•	tax planning services;
•	supplemental health insurance; and
•	furniture program.
These perquisites are provided to retain executive officers for key positions, to assist in their business development efforts and to remain competitive in the marketplace. The value of the perquisites provided to our named executive officers is set forth in the column titled “All Other Compensation” of the Summary Compensation Table.
Other Policies. The Company’s CIP, Omnibus Stock Plan, LTIP and 2022 Equity Incentive Plan provide for the right to require a participant to pay back any amount received under the plan to the extent provided by law or the Company’s Clawback Policy. See “Corporate Governance-Incentive Compensation Clawback Policy.” The award agreements under the CIP, Omnibus Stock Plan, LTIP and 2022 Equity Incentive Plan are subject to forfeiture if within two years following termination of employment, the participant engages in competitive activities or improperly uses or discloses the Company’s confidential information, and such forfeiture applies to awards received during the six months preceding termination.
Role of Executives in Establishing Compensation. Our chief executive officer plays an integral role in recommending compensation for named executive officers (including base salary and performance based annual and long-term cash and equity compensation). Our chief executive officer participates in committee meetings to provide background information on our business, financial and operational objectives, and annually reviews the performance of each executive officer based on their contributions to achieving our business, financial and operational objectives and recommends compensation for our executive officers. Compensation Committee members also develop their own opinions on the annual performance of our executive officers based on their interactions with them. As required by the listing standards of the Nasdaq Stock Market LLC, our chief executive officer does not participate in deliberations concerning, or vote on, their compensation arrangements. The Compensation Committee approves the compensation for all executive officers.
Tax Implications. Section 162(m) of the Internal Revenue Code of 1986, as amended, places a limit of $1 million on the amount of compensation that we may deduct as a business expense in any year with respect to certain of our most highly paid executive officers. While the Compensation Committee considers the deductibility of compensation as one factor in determining executive officer compensation, the Compensation Committee believes that it is in the best interests of our shareholders to maintain flexibility in our approach to executive compensation in order to structure a program that we consider to be the most effective in attracting, motivating and retaining key executive officers.

Outstanding Equity Awards at Fiscal Year-End
The following table sets forth certain information relating to equity awards outstanding at June 30, 2026, for each of our named executive officers.

Name	Option Award					Stock Award
	Option Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price	Option Expiration Date(2)	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares of Units or Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
D. P. Schmidt	7/1/2020	13,566		12.77	7/1/2030	19,630	1,462,042	43,311	3,225,803
	4/6/2020	108,884		9.97	4/6/2030

D. E. Crimmins						5,309	395,414	17,050	1,269,884

M. J Ressler	9/8/2017	774		45.21	9/8/2027	5,555	413,736	10,756	801,107
	9/13/2018	1,524		32.80	9/13/2028

(1)	Options include both incentive stock options and non-statutory stock options.
(2)	Options expire on the tenth anniversary of the grant date.
(3)
Mr. Schmidt’s unvested restricted stock units vest as follows: 16,514 vest on June 30, 2027; and 3,116 vest on June 30, 2028. Mr. Crimmins’s unvested restricted stock units vest as follows: 4,211 vest on June 30, 2027; and 1,098 shares vest on June 30, 2028. Mr. Ressler’s unvested restricted stock units vest as follows: 4,608 on June 30, 2027, and 947 on June 30, 2028.

(4)	The market value of unvested stock awards is based on the closing stock price on June 30, 2026, which was $74.48.
(5)
The amounts shown represent the potential three-year performance share unit awards under the Long-Term Incentive Plan during the three, three-year performance periods in effect during fiscal year 2026. No shares will be issued unless the minimum specific performance goals set by the Compensation Committee are met. Shares earned, if any, will be issued following each respective three-year performance period. Mr. Schmidt, Mr. Crimmins and Mr. Ressler participated in the fiscal year 2026 – 2028, 2025 – 2027 and 2024 - 2026 performance plan periods. Unearned performance shares are shown below assuming target performance for grants made in fiscal years 2026, 2025, and 2024:

Name	Fiscal Year 2026(a)	Fiscal Year 2025(b)	Fiscal Year 2024(c)	Total
D. P. Schmidt	14,022	15,123	14,166	43,311
D. E. Crimmins	4,941	4,669	7,440	17,050
M. J. Ressler	4,256	4,311	2,189	10,756

(a)	Three-year performance period ends June 30, 2028
(b)	Three-year performance period ends June 30, 2027
(c)	Three-year performance period ended June 30, 2026.
Termination or Change in Control
Severance Plan for Management Employees. The Severance Plan for Management Employees (the “Severance Plan”) provides for the payment of severance to eligible employees in the event of an involuntary termination of an eligible employee’s employment initiated by the Company (a “Qualifying Termination”). A Qualifying Termination also includes a voluntary termination for good reason during the period beginning with the execution of an agreement resulting in a change in control and ending 24 months after the change in control. An eligible employee is an employee of the Company or its affiliates who is either (i) an executive that the Company designates as subject to Section 16 of the Securities and Exchange Act of 1934, or (ii) an individual designated as an eligible employee by the plan administrator or its delegate, within its sole discretion (an “Eligible Employee”). A Qualifying Termination does not include (i) termination for cause, (ii) an Eligible Employee’s voluntary resignation or retirement from the Company, (iii) an Eligible Employee’s termination as a result of the Eligible Employee’s death or disability, or (iv) an Eligible Employee’s failure to return to work within the time required following an approved leave of absence.

Subject to the terms and conditions of the Severance Plan, an Eligible Employee will receive severance payments of:
•	the Eligible Employee’s base salary continuation for 12 months;
•
a lump sum payment equal to the COBRA premiums necessary to continue the Eligible Employee’s and his or her dependents’ health insurance coverage in effect on the Eligible Employee’s termination date for a period of 12 months, without regard to whether the Eligible Employee or his or her dependents elect continuation coverage under COBRA; and

•
a lump sum payment equal to the amount of cash compensation that would be payable to the Eligible Employee under the CIP for the fiscal year during which the termination date occurs if the Eligible Employee’s employment had continued through the end of such fiscal year, computed assuming that the “target” level of performance had been achieved, without regard to any discretionary adjustments that would have the effect of reducing the amount of the annual incentive bonus (other than discretionary adjustments applicable to all similarly-situated employees who did not terminate employment).

If a Qualifying Termination of the Chief Executive Officer occurs 30 days before, on or within 24 months after a change in control, the severance payments described above will be doubled.
The plan administrator may remove an individual as an Eligible Employee prior to a Qualifying Termination. An Eligible Employee may not be removed as an Eligible Employee from participation in the Severance Plan on or after a Qualifying Termination.
The Company is entitled to clawback all Severance Payments made to an Eligible Employee under the Severance Plan in the event the Eligible Employee breaches any provision of any non-competition, non-solicitation, non-disparagement, confidentiality, or assignment of inventions covenants contained in any agreement between the Eligible Employee and the Company.
To receive any severance payments, an Eligible Employee must execute and deliver a severance agreement which provides for a release of claims against the Company, a confidentiality provision and a 12-month non-competition and non-hire clause.
The benefits under the Severance Plan replace and supersede all prior existing severance payments applicable to Eligible Employees, whether formal or informal, written or oral.
Cash Incentive Compensation Plan and Long-Term Incentive Compensation Plan. Under the terms of the Company’s CIP and LTIP and applicable award agreements, named executive officers are entitled to receive payments as a result of a termination due to death or disability, on or after reaching age 62, or due to an involuntary termination for other than cause in the event of a change in control. The amount to be paid to a participant in such events is based on the pro rata number of days worked during the performance period. The awards will be paid in a lump sum after the end of the performance period, except under certain circumstances as determined by the Compensation Committee. The award agreements for both the CIP and the LTIP provide for the forfeiture of payments received up to six months prior to termination in the event the participant competes with the Company within two years of termination or improperly uses Company confidential information. The Company is also entitled to clawback any awards under the CIP and LTIP pursuant to the terms of the Company’s Incentive Compensation Clawback Policy.
Omnibus Stock Plan. Under the terms of the Omnibus Stock Plan and applicable award agreements, the unvested restricted stock units, restricted stock and options held by a named executive officer will vest in full upon the death or disability of such person or, for the fiscal years prior to 2022 upon a change in control. Beginning with awards made in fiscal 2022, in the event of a change in control, the award will only vest due to an involuntary termination for other than cause. The award agreements for the Omnibus Stock Plan provide for the forfeiture of payments received up to six months prior to termination in the event the participant competes with the Company within two years of termination or improperly uses Company confidential information. The Company is also entitled to clawback any awards under the Omnibus Stock Plan pursuant to the terms of the Company’s Incentive Compensation Clawback Policy.
2022 Equity Incentive Plan. Under the terms of the 2022 Equity Incentive Plan (“2022 Plan”) award agreements, the unvested restricted stock units and performance share units held by an executive officer will vest upon the death or disability of such person or for a termination other than for cause, upon the individual reaching age 55 and a minimum length of service of 10 years. The amount vested in such events is based on the pro rata number of days worked during the vesting period or performance period, as applicable. Subject to the Committee’s discretion and the applicable provisions in the event of a merger or change in control, the vesting of options granted under the 2022 Plan does not accelerate upon termination of employment, including as a result of death or disability.
The 2022 Plan does not provide for the automatic vesting of awards in connection with a merger or change in control where a successor corporation assumes the awards. In the event of a merger or change in control, each outstanding award will be treated as the Compensation Committee determines, except that if a successor corporation or its parent or subsidiary does not assume or substitute an equivalent award for any outstanding award, then such award will fully vest, all restrictions on such award will lapse, all performance goals or other vesting criteria applicable to such award will be deemed achieved at 100% of target levels, and such award will become fully exercisable, if applicable, for a specified period prior to the transaction. In the event of a merger or change in control and the successor corporation does assume or substitute the award and the participant is involuntarily terminated without cause within 12 months of the merger or change in control, the awards will generally be treated in the same manner as if the awards had not been assumed or substituted. The amendment of the 2022 Plan described in Proposal IV expands this 12-month period relating to a voluntary termination to the period beginning with the execution of an agreement resulting in a change in control and ending 24 months after the change in control.
The 2022 Plan award agreements provide for the forfeiture of payments received up to six months prior to termination in the event the participant competes with the Company within two years of termination or improperly uses Company confidential information. The Company is also entitled to clawback any awards under the Omnibus Stock Plan pursuant to the terms of the Company’s Incentive Compensation Clawback Policy.
EQUITY COMPENSATION PLAN INFORMATION
The following table summarizes information as of June 30, 2026, about the Company’s equity compensation plans, including the Company’s long-term incentive plan.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#)	(b) Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights ($)(3)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a) (#)(4)
Equity compensation plans approved by security holders	504,258(1)	$15.37	90,634
Equity compensation plans not approved by security holders	79,000(2)	$9.97	—
Total	583,258	$12.29	90,634

(1)
Includes the shares of common stock and underlying 59,496 outstanding stock options under the Omnibus Stock Plan and 444,762 outstanding performance share awards under the LTIP and 2022 Equity Incentive Plan, assuming maximum performance.

(2)	Includes 79,000 stock options granted under inducement awards.
(3)	Represents the weighted average exercise price of outstanding stock options. Outstanding restricted stock units and performance share awards do not have an exercise price.
(4)	Represents the shares of common stock remaining available for future issuance under the 2022 Equity Incentive Plan assuming maximum performance on outstanding performance share awards.

Pay Versus Performance
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between “compensation actually paid” (or “CAP”) to our CEO as principal executive officer (or “PEO) and to our other NEOs and certain metrics of financial performance of the Company. The following table shows the total compensation for our NEOs for the past three fiscal years as set forth in the Summary Compensation Table, the CAP to our CEO as PEO, and, on an average basis, our other NEOs, and our total shareholder return (“TSR”). CAP figures do not reflect the actual amount of compensation earned by or paid to our NEOs during the applicable year as significant portions of this compensation depend on the achievement of performance criteria in subsequent fiscal periods.

Year(1)	Summary compensation table total for PEO(2)	Compensation actually paid to PEO(3)	Average summary compensation table total for non-PEO named executive officers(2)	Average compensation actually paid to non-PEO named executive officers(3)	Value of initial fixed $100 investment based on: total shareholder return(4)	Net income
2026	$2,469,412	$5,391,024	$1,049,446	$2,012,709	$405	$33,128,000
2025	$2,459,195	$3,035,386	$958,500	$1,118,209	$194	$20,154,000
2024	$3,015,025	$3,303,559	$1,170,996	$1,571,756	$164	$10,528,000
(1)
J. Dittmer, former Chief Executive Officer was our PEO for fiscal year 2024. Mr. Schmidt, Chief Executive Officer, was our PEO for the fiscal year 2025 and 2026. Our non-PEO NEOs for 2024 were Mr. Schmidt and Mr. Crimmins, and for 2025 and 2026 were Mr. Crimmins and Mr. Ressler.

(2)	Amounts reported in this column represent the total compensation reported in the Summary Compensation Table for the applicable year.
(3)
To calculate CAP under SEC disclosure rules, adjustments were made to the amounts reported in the Summary Compensation Table for the applicable year and the reconciliations of such adjustments are set forth in the table below.

	PEO			NEOs - Average
	2026	2025	2024	2026	2025	2024
Deduction for Amounts Reported under the “Stock Awards” Column in the Summary Compensation Table	($839,918)	($902,990)	($992,227)	($275,444)	($249,419)	($340,475)
Deduction for Amounts Reported under the “Option Awards” Column in the Summary Compensation Table	$—	$—	$—	$—	$—	$—
Increase for Fair Value of Awards Granted during year that Remain Unvested as of Year end	$1,740,598	$1,027,612	$—	$570,815	$283,844	$559,235
Increase for Fair Value of Awards Granted during year that Vest during year	$—	$—	$814,890	$—	$—	$—
Increase/deduction for Change in Fair Value from Prior Year-end to current Year-end of Awards Granted Prior to year that were Outstanding and Unvested as of Year-end	$1,096,632	$117,342	$370,020	$302,909	$43,736	$184,938
Increase/deduction for Change in Fair Value from Prior Year-end to Vesting Date of Awards Granted Prior to year that Vested during year	$907,805	$317,326	$557,491	$358,450	$75,170	$104,909
Deduction of Fair Value of Awards Granted Prior to year that were Forfeited during year	$—	$—	($509,726)	$—	$—	($118,261)
Increase based upon Incremental Fair Value of Awards Modified during year	$—	$—	$—	$—	$—	$—
Increase based on Dividends or Other Earnings Paid during year prior to Vesting Date of Award	$16,495	$16,902	$48,084	$6,533	$6,378	$10,413
+Total Adjustments	$2,921,612	$576,192	$288,533	$963,263	$159,709	$400,760

(4)
Cumulative total shareholder return (“TSR”) is calculated based on a hypothetical $100 investment beginning July 1, 2023 and reinvestment of all dividends. The TSR is reported on a cumulative basis over fiscal years 2024 to 2026. Specifically, TSR for fiscal year 2024 in the table will represent TSR over fiscal year 2024. TSR for fiscal year 2025 will represent the cumulative TSR over fiscal years 2024 and 2025. TSR for fiscal year 2026 will represent the cumulative TSR over fiscal years 2024, 2025 and 2026.

Relationship Between Pay and Performance
We believe the CAP in each of the years reported above and over the multi-year cumulative period are reflective of the Compensation Committee’s emphasis on “pay-for-performance” as the CAP fluctuated year-over-year, primarily due to changes in the value of equity awards.
The relationship between “Compensation Actually Paid” to the PEO and to our other NEOs is generally aligned with the trend in the Company’s Cumulative TSR and Net Income. This is because CAP is substantially influenced by year-over-year changes in stock prices due to the fact that a significant portion of the PEO’s and each NEO’s compensation is equity-based.
The CAP for the PEO and our non-PEOs decreased in 2025 as compared to 2024 while TSR and income increased primarily due to Mr. Schmidt switching to PEO from non-PEO in 2025 and Mr. Ressler replacing Mr. Schmidt as a non-PEO in 2025.

OWNERSHIP OF STOCK BY
DIRECTORS AND EXECUTIVE OFFICERS
The table below sets forth the shares of the Company’s common stock beneficially owned by the Company’s directors, the named executive officers, and by all directors and executive officers as a group as of October 12, 2026. Unless otherwise indicated, to the best knowledge of the Company, all persons named in the table have sole voting and investment power with respect to the shares shown.

Name	Title	Amount of Common Stock Beneficially Owned (#)(1)	Percent of Common Stock Outstanding
Derek P. Schmidt(2)	President & Chief Executive Officer	363,821	8.5%
David E. Crimmins	Chief Growth Officer	38,178	0.9%
Kathryn P. Dickson	Director	26,274	0.6%
Michael J. Ressler	Chief Financial Officer	21,902	0.5%
William S. Creekmuir	Director	16,805	0.4%
Jeanne McGovern	Director	12,133	0.3%
M. Scott Culbreth(3)	Director	10,055	0.2%
Terence P. Calloway	Director	3,143	0.1%
Anand S. Kangala	Director	321	0.0%
All Directors, and Executive Officers as a Group(11)		561,964	13.1%

(1)	Includes the following number of shares, which may be acquired as of October 12, 2026, or within 60 days of such date by exercise of stock options: Mr. Schmidt currently holds all options – 122,450.
(2)	Includes 1,081 shares held by the IRA of Mr. Schmidt’s wife, 1,096 shares held in Mr. Schmidt’s IRA and 60, 913 held in his 401k.
(3)	Includes 10,055 shares held by Mr. Culbreth as Trustee for The Culbreth Family Revocable Joint Trust.

OWNERSHIP OF STOCK BY
CERTAIN BENEFICIAL OWNERS
To the best knowledge of the Company, no person owns beneficially five percent or more of the outstanding common stock of the Company as of October 12, 2026, except as set forth below. Unless otherwise indicated, to the best knowledge of the Company, all persons named in the table have sole voting and investment power with respect to the shares shown.

Name	Address	Amount of Common Stock Beneficially Owned(1)	Percent of Class
Derek P. Schmidt	385 Bell St. Dubuque, IA 52001	363,821(2)	8.5%
Dimensional Fund Advisors LP	6300 Bee Cave Road, Bldg One, Austin, TX 78746	331,925(3)	8.1%
BlackRock, Inc.	50 Hudson Yards, New York, NY 10001	272,540(4)	6.8%

(1)	To the best knowledge of the Company, no beneficial owner named above has the right to acquire any additional beneficial ownership.
(2)
The number of shares beneficially owned is based on information in a Schedule 13D filed with the Securities and Exchange Commission on April 30, 2026, which reflects sole dispositive power for 339,978 shares and sole voting power for 339,978 shares.

(3)
The number of shares beneficially owned is based on information in a Schedule 13G filed with the Securities and Exchange Commission on October 8, 2026, which reflects sole dispositive power for 331,925 shares and sole voting power for 327,497 shares.

(4)
The number of shares beneficially owned is based on information in a Schedule 13G filed with the Securities and Exchange Commission on July 28, 2026, which reflects sole dispositive power for 272,540 shares and sole voting power for 275,720 shares.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Deloitte & Touche LLP was the Company’s independent registered public accounting firm in fiscal 2026. In addition to performing the audit of the Company’s consolidated financial statements, Deloitte & Touche LLP provided audit-related services during fiscal 2026 and 2025.
The Audit and Ethics Committee pre-approves both the type of services to be provided by Deloitte & Touche LLP and the fees related to these services. The Audit and Ethics Committee reviewed professional services and the possible effect on Deloitte & Touche LLP’s independence was considered. The Audit and Ethics Committee has considered and found the provision of services compatible with maintaining Deloitte & Touche LLP’s independence. All services provided by Deloitte & Touche LLP during fiscal 2026 and 2025 were pre-approved by the Audit and Ethics Committee. It is not expected that a representative of Deloitte & Touche LLP will attend the annual meeting of Shareholders. If a representative of Deloitte & Touche LLP does attend, they will have the opportunity to make a statement if they desire to do so and would be expected to be available to answer questions.

(in thousands)	2026	2025
Audit Fees(1)	$815	$770

(1)
Professional fees and expenses for the audit of financial statements for fiscal 2026 and fiscal 2025 consisted of (i) an audit of the Company’s annual consolidated financial statements; (ii) reviews of the Company’s quarterly consolidated financial statements; (iii) consents and other services related to Securities and Exchange Commission matters; (iv) consultations on financial accounting and reporting matters arising during the course of the audit and reviews.

PROPOSALS BY SHAREHOLDERS
Shareholders wishing to have a proposal considered for inclusion in the Company’s proxy statement for the 2027 annual meeting must submit the proposal in writing and direct it to the Secretary of the Company at the address shown in this proxy statement. The Company must receive it no later than June 25, 2027. The proposal must be in accordance with the provisions of Rule 14a-8 promulgated by the SEC under the 1934 Act. It is suggested that the proposal be submitted by certified mail, return receipt requested. Shareholders who intend to present any other proposal or nominate a person to be elected as a director at the 2027 annual meeting must provide the Company notice of such proposal no later than September 11, 2027. However, if the 2027 annual meeting is to be held before November 9, 2026, or after February 7, 2027, then the proposal or nomination must be received before the later of (i) the close of business on the tenth day following the day on which public disclosure of the meeting date is made and (ii) the close of business 90 days before the 2027 annual meeting. The proposal or nomination must contain the specific information required by our bylaws. You may obtain a copy of our bylaws by writing to our Corporate Secretary. The Company reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.
In addition to the advance notice provisions of our bylaws described above, to comply with universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than our nominees for the 2027 annual meeting must provide notice to our Secretary at the address shown in this proxy statement, that sets forth all information required by Rule 14a-19 under the Exchange Act no later than October 10, 2027 (or, if the 2027 annual meeting is called for a date that is not within 30 calendar days of the anniversary of the date of the 2026 annual meeting, then notice must be provided by the later of 60 calendar days prior to the date of the 2027 annual meeting or by the close of business on the tenth calendar day following the day on which public announcement of the date of the 2027 annual meeting is first made).
OTHER MATTERS
The percentage total number of the outstanding shares represented at each of the last three years’ shareholders’ annual meetings was as follows: 2023 – 73.7%; 2024 – 75.5% and 2025 – 77.2%.
A copy of the Company’s Annual Report on Form 10-K for the year ended June 30, 2026, other reports filed or furnished with or to the Securities and Exchange Commission, our Guidelines for Business Conduct, Audit and Ethics Committee Charter, Compensation Committee Charter and Nominating and Governance Committee Charter are available, without charge, on the Company’s website at www.flexsteel.com or by writing to the Office of the Secretary, Flexsteel Industries, Inc., 385 Bell St, Dubuque, Iowa 52001-7004.
The Board does not know of any other matter that may come before the meeting. However, should any other matter properly come before the meeting, the persons named in the proxy card will vote in accordance with their judgment upon such matters.
Shareholders are urged to vote by internet or telephone, or if you received paper copies of our Proxy materials, you can also mark, date, sign and promptly mail the accompanying Proxy card in the enclosed envelope. Prompt response is helpful, and your cooperation will be appreciated.

BY ORDER OF THE BOARD OF DIRECTORS

Michael J. Ressler
Secretary

October 23, 2026
Dubuque, Iowa

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/FLXS2026**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

T03977-P57686

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

FLEXSTEEL INDUSTRIES, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. To elect three (3) Class I Directors to serve until the 2029 Annual Meeting and until their respective successors have been elected and qualified or until their earlier resignation, removal or termination.	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Jeanne McGovern
02) Terence P. Calloway
03) Anand S. Kangala

The Board of Directors recommends you vote FOR the following proposal:

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

T03978-P57686

FLEXSTEEL INDUSTRIES, INC.
ANNUAL MEETING OF SHAREHOLDERS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, a shareholder of Flexsteel Industries, Inc., hereby appoints Derek P. Schmidt and Michael J. Ressler, and each of them, as proxies, with full power of substitution, to vote on behalf of the undersigned the same number of shares which the undersigned is then entitled to vote at the Annual Meeting of the Shareholders of Flexsteel Industries, Inc., to be held at www.virtualshareholdermeeting.com/FLXS2026 on Wednesday, December 9, 2026 at 10:00 a.m. Central Time and at any adjournments or postponements thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side